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                                                                    EXHIBIT 10.1

MAY 6, 2005

VIA FACSIMILE & COURIER

Messrs.
SAXON SERVICES DE PANAMA S.A. - COLOMBIA BRANCH
Attention: Walter  Dawson
BOGOTA
Colombia

     REFERENCE: Irrevocable Commercial Offer for the Purchase and Sale of Assets

Ladies and Gentlemen,

     The undersigned, acting in my capacity as Legal Representative of Parker Drilling Company International Limited, Colombian Branch, a branch of a non-Colombian company duly incorporated and in existence under the laws of the Republic of Colombia (the "Vendor"), hereby present to Saxon Services de Panama S.A. - Colombia Branch, with registered address at Carrera 7 N(degree) 71-52, Torre A, Ofic. 504, Bogota, Colombia, a branch of a non-Colombian company duly incorporated and in existence under the laws of the Republic of Colombia (hereinafter called the "PURCHASER"), with an irrevocable commercial offer for the purchase and sale of Assets (as this term is hereinafter defined) (hereinafter the "OFFER"), on the terms and conditions set forth herein.

     The terms and conditions of this Offer shall become fully enforceable and binding upon the Purchaser if accepted by Purchaser within fifteen (15) calendar days following receipt hereof by Purchaser. The Offer shall be deemed accepted totally and unconditionally by Purchaser if within the aforesaid term of fifteen
(15) calendar days Purchaser places and delivers to Vendor a Purchase Order (as this term is hereinafter defined).

1.   INTERPRETATION

     (a)  DEFINITIONS

          Unless the context otherwise requires, in this Offer (including the premises hereto, this clause and each Schedule) the words and phrases set forth below shall have the meaning ascribed thereto below, namely:

          "ACCRUED PAYMENTS" shall have the meaning set forth in clause 17;
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          "ASSETS" means:

          (i) three (3) drilling rigs described in Schedule "A" hereto (the "RIGS") presently located in the jurisdictions set out in Schedule "A" and all related assets, equipment (including top drives associated with the Rigs) and tools, including all spares, drill pipe and collars, handling tools, subs, hand tools and those other items set out in Schedule "B," and the communications and office equipment described in Schedule "C" hereto (including licenses related to cell phones but excluding licenses related to VSAT equipment), but specifically excluding the Excluded Assets;

          (ii) the Drilling Contracts existing as of the Closing Date, including all amendments, renewals or replacements thereof, (A) for which any required consent to assignment has been obtained from the appropriate Person on or prior to the Closing Date, or (B) for which such requirement to obtain consent has been waived by Purchaser on or prior to the Closing Date (collectively, the "ASSIGNED DRILLING CONTRACTS");

          (iii) the leased motor vehicles described in Schedule "D" hereto (the "LEASED MOTOR VEHICLES");

          (iv) to the extent transferable, the full benefit of all warranties, rights, claims and securities held by the Vendor against third parties in relation to the Assets including, without limitation, all rights and claims of the Vendor in respect of all representations, warranties, covenants and indemnities made or given by third parties to or for the benefit of the Vendor or to which the Vendor has succeeded;

          (v) all customer lists related to the Assets and all other business and financial records of the Vendor related solely to the ownership, operation and maintenance of the Assets, excluding the records described in subclauses (viii) and (ix) of the Excluded Assets definition;

          (vi) any Drilling Contract for which the Parties enter into alternative arrangements pursuant to clause 5(b);

          "ASSIGNED EMPLOYMENT CONTRACTS" shall have the meaning set forth in clause 17;

          "BUSINESS DAY" means any day exclusive of Saturdays, Sundays, days on which a majority of national banks in Houston, Texas are not open for business, or statutory holidays in Alberta or Colombia;

          "CLOSING" means the transfer of the Assets to the Purchaser, the payment by Purchaser to Vendor of the Purchase Price, the delivery of all documents required
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          hereby and the completion of all other transactions contemplated by this Offer to occur on the Closing Date;

          "CLOSING DATE" means the date on which the Closing occurs, which shall be at 10:00 a.m. on the second Business Day following satisfaction or waiver of (i) all conditions to the obligations of the Parties to consummate the transactions contemplated by this Offer (other than conditions with respect to actions the Parties will take at the Closing itself) and (ii) all conditions to the obligations to consummate the transactions contemplated by Peru Purchase Agreement
          (228) (other than conditions with respect to actions which, by the terms of Peru Purchase Agreement (228), the parties thereto will take at the closing of the transactions contemplated thereby);

          "DEPOSIT" shall have the meaning set forth in subclause 2(c)(i);

          "DRILLING CONTRACTS" means the daywork, footage, turnkey and other drilling contracts of Vendor associated with the Rigs, as listed on Schedule "E" hereto;

          "EMPLOYEES" means those employees of the Vendor listed in Schedule "F" hereto;

          "ENCUMBRANCES" means liens, charges, pledges, options, promises to sell, lease or otherwise dispose of or encumber, mortgages, deeds of trust, security interests, claims, restrictions on title or transfer and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise, but excluding (i) liens for taxes or assessments not yet due and payable, (ii) mechanics', materialmen's, carriers', workers', repairers' and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations that are not yet due and payable, (iii) any liens, encumbrances and other matters created or suffered by any landlord, sublandlord, grantor, lessor or licensor, as applicable, with an interest therein, arising or incurred in the Ordinary Course of Business and not yet enforceable, and (iv) such other encumbrances and encroachments the underlying obligations of which do not exceed $25,000 in the aggregate;

          "ENVIRONMENTAL CLAIM" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or other adversarial proceedings relating to any Environmental Law or Environmental Permit including, without limitation (i) any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other similar actions or damages pursuant to any applicable Environmental Law and (ii) any and all claims by a third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from unauthorized releases of Hazardous Substances or arising from alleged injury or threat of injury to human health, property, or the environment resulting from exposures to or releases of Hazardous Substances. An "Environmental Claim" includes, but is not limited to, a common law action,
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          as well as a proceeding to issue, modify, terminate or enforce the provisions of an Environmental Permit or to enforce the requirements of Environmental Law;

          "ENVIRONMENTAL LAW" shall mean any federal, state, territorial or local statute, law, rule, regulation, ordinance, code or policy, of any Governmental Authority with jurisdiction over the Leased Premises or the Assets or the Vendor's operations in Colombia (compliance with which is required by law or if the failure to comply therewith would be reasonably foreseeable to result in an adverse Environmental Claim), and any binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the protection or preservation of the environment or Hazardous Substances;

          "ENVIRONMENTAL PERMITS" shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law;

          "ESCROW AGENT" means Locke Liddell & Sapp LLP;

          "ESCROW AGREEMENT" means the Escrow Agreement dated of even date herewith among the Parties, Parker Drilling Company of Oklahoma Incorporated, Universal Rig Services Corp., Saxon Services del Peru S.A. and the Escrow Agent;

          "EXCLUDED ASSETS" shall mean (i) the DSI 156 foot 2.0 million pound SHL with a 40' box-on-box substructure located at the Leased Premises,
          (ii) all contracts, leases, agreements, permits and licenses of the Vendor, other than the Assigned Drilling Contracts, the Motor Vehicle Leases and the Assigned Employment Contracts, (iii) all accounts and notes receivable of the Vendor, (iv) all cash and cash equivalents and the cash balances in the bank accounts of the Vendor, (v) the insurance policies of the Vendor, (vi) the minute book, stock transfer book and corporate seal of the Vendor, (vii) all capital stock and other equity interests owned by the Vendor, (viii) all financial, accounting, legal, tax and audit records of the Vendor not related solely to the Assets, (ix) all original tax and audit records which support the tax returns filed by Vendor, whether or not related to the Assets, (x) any intellectual property licenses of the Vendor, including without limitation, all computer software (including source and object codes), databases, data models or structures, algorithms, system architectures and related documentation, data and manuals, (xi) all patents, trademarks, service marks, trade dress, trade names, logos, copyrights and mask works, registrations, applications and goodwill associated with the foregoing, trade secrets, know-how and confidential business information owned or used by the Vendor (including graphs and drawings not solely related to the Assets, price lists, market studies, business plans and business opportunities),
          (xii) all rights in Internet web sites and domain names used by the Vendor, and (xiii) all rights in electronic mail addresses and in telephone, facsimile, cable or similar numbers used by the Vendor;
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          "GOVERNMENTAL AUTHORITY" means any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions, including any regulatory authority, agency, department, board, commission or instrumentality of government, with jurisdiction over the Leased Premises or the Assets or the Vendor's operations in Colombia;

          "HAZARDOUS SUBSTANCE" means any material designated by applicable Environmental Laws as a pollutant, contaminant, or industrial, toxic or hazardous waste or toxic or hazardous substance;

          "LEASED PREMISES" means, collectively, the Office Leased Premises and the Yard Leased Premises;

          "LEGAL REQUIREMENT" means any requirement under any federal, state, local, municipal, or foreign law applicable to the Assets or the Vendor's operations in Colombia;

          "MOTOR VEHICLE LEASES" means the lease agreements pursuant to which the Vendor leases the Leased Motor Vehicles;

          "NEW YORK CONVENTION" means the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards;

          "OFFICE LEASED PREMISES" means the office space leased by the Vendor from Carlos Moreno Tribin and located at Calle 98 No. 2, Ofc. 214, Bogota, Colombia;

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of Vendor's business consistent with Vendor's past custom and practice and in accordance with good oilfield practice;

          "OTHER PURCHASE AGREEMENTS" means, collectively, Peru Purchase Agreement (131 and 145), Peru Purchase Agreement (228) and Peru Purchase Agreement (250);

          "PARTIES" means the parties to this Agreement and "Party" means either of them;

          "PENDING PURCHASE AGREEMENTS" means, collectively, Peru Purchase Agreement (131 and 145) and Peru Purchase Agreement (228);

          "PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust or legal representative;

          "PERU PURCHASE AGREEMENT (131 AND 145)" means the Agreement for Purchase and Sale of Assets (Peru) dated of even date herewith for the sale of Rigs 131 and 145, by and between Parker Drilling Company of Oklahoma Incorporated and Saxon Services de Panama S.A.;
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          "PERU PURCHASE AGREEMENT (228)" means the Agreement for Purchase and
          Sale of Assets (Peru) dated of even date herewith for the sale of Rig 228, by and among Universal Rig Services Corp., Parker Drilling Company International Limited and Saxon Services del Peru S.A.;

          "PERU PURCHASE AGREEMENT (250)" means the Agreement for Purchase and Sale of Assets (Peru) dated of even date herewith for the sale of Rig 250, by and between Parker Drilling Company of Oklahoma Incorporated and Saxon Services del Peru S.A.;

          "SANTA MARTA PREMISES" means the yard space in Santa Marta, Colombia where certain of the Assets are located;

          "YARD LEASED PREMISES" means the yard leased by the Vendor from Autodromos, S.A. and located in Tocancipa, Colombia.

     (b)  INCORPORATION OF SCHEDULES

          Attached hereto are the following schedules:

          A - Drilling Rigs
          B - Other Assets
          C - Office/Communications Equipment
          D - Leased Motor Vehicles
          E - Drilling Contracts
          F - Employees
          G - Credit Enhancements
          H - Consents
          I - Encumbrances
          J - Employment Matters
          K - Purchase Order

          All schedules hereto are incorporated into this Offer and shall be part of the agreement resulting from the acceptance of this Offer by this reference as fully as though contained in the body of this Offer.

     (c)  SCHEDULE REFERENCES

          References herein to a schedule shall mean a reference to a schedule to this Offer. References in any schedule to "the Offer" shall mean a reference to this Offer. References in any schedule to another schedule shall mean a reference to a schedule to this Offer.

     (d)  CLAUSE AND SUBCLAUSE REFERENCES

          References herein to an article, clause or subclause shall mean a reference to an article, clause or subclause within the body of this Offer. References herein to a subclause without identifying the clause of which the subclause referred to is a
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          part shall mean a reference to such subclause within the same clause as is the subclause in which such reference is made.

     (e)  HEADINGS

          The headings of clauses and subclauses herein and in the schedules are inserted for convenience of reference only and shall not affect or be considered to affect the construction of the provisions hereof.

     (f)  GENDER

          In this Offer words importing persons include companies and vice versa and words importing the masculine gender include the feminine and neuter genders and vice versa.

     (g)  CURRENCY

          All references herein to currency are references to currency of United States of America.

     (h)  KNOWLEDGE

          As used herein, the phrase "to the best of Vendor's knowledge" or any phrase of similar import shall refer to the actual knowledge of Robert
          L. Parker, Jr., David Mannon, James Whalen, David McCann, Steve Carmichael, Ron Potter and German Castaneda, without requirement for investigation or inquiry.

     (i)  AGREEMENT OF CONSTRUCTION

          The agreement resulting form the acceptance of this Offer and all other documents executed and delivered pursuant hereto are the result of negotiations among and have been reviewed by respective legal counsel for the Parties and are the products of all Parties. Accordingly, they shall not be construed against any Party merely because of that Party's involvement in their preparation.

     (j)  INCONSISTENCIES

          Upon the acceptance of this Offer, if there is a direct contradiction between any provision contained in the body of this Offer and those of a schedule to this Offer, the provisions contained in the body of this Offer shall prevail. Wherever any provision of this Offer directly contradicts any provision of any document executed and delivered in connection with the Closing of the transactions contemplated by this Offer, the provisions of this Offer shall prevail.
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2.   PURCHASE OF ASSETS

     (a) The Vendor hereby irrevocably offers to sell to the Purchaser the Assets pursuant to the terms and conditions of this Offer. The Vendor shall not transfer, and shall retain all right, title and interest in and to, the Excluded Assets. The Vendor shall have reasonable access to the Leased Premises after the Closing Date to remove any such Excluded Assets from the Leased Premises that have not been so removed by the Vendor prior to the Closing Date.

     (b) The purchase price (the "PURCHASE PRICE") for the purchase of the Assets is $15,000,000. Such Purchase Price shall be allocated among the Assets as follows:

          (i)  Rigs $12,700,000

          (ii) Other Assets $2,300,000

          The allocations set forth above will be used by the Parties as the basis for reporting asset values and other items for purposes of all required tax returns and for purposes of the Purchase Price adjustments contemplated by clause 2(d), and the Parties shall not assert, in connection with any audit or other proceeding with respect to taxes, or in connection with the procedures set forth in clause 2(d) (except to the extent asset values are not reflected above), any asset values or other items inconsistent with the allocations set forth above.

     (c)  The Purchase Price shall be paid as follows:

          (i) a deposit of $1,500,000 (the "DEPOSIT") shall be paid to the Escrow Agent contemporaneously with the execution of the agreement resulting from the acceptance of this Offer, which deposit shall be retained by the Escrow Agent in trust in accordance with the Escrow Agreement, and either applied towards the Purchase Price on the Closing Date or retained by the Vendor or returned to the Purchaser in accordance with the terms of this Offer; and

          (ii) payment of an amount equal to the Purchase Price, reduced by (A) the amount of the Deposit, (B) the amount of any adjustment pursuant to clause 2(d), (C) the amount of the Accrued Payments and (D) the amount of any payments actually received by the Vendor prior to Closing under an Assigned Drilling Contract or an Unassigned Drilling Contract held in trust by the Vendor pursuant to clause 5(b) that are directly attributable to demobilization costs that have not been incurred by the Vendor on or before the Closing Date (the "CLOSING DATE PAYMENT"), on the Closing Date by wire transfer of immediately available funds to an account designated by the Vendor.
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     (d)  In respect of the Assets:

          (i) If, between April 15, 2005 and the Closing Date, the Vendor transfers, or suffers the destruction, damage or loss of, any Assets ("UNAVAILABLE ASSETS"), then the Closing Date Payment shall be reduced by the value ascribed to such Unavailable Asset(s) as determined pursuant to this clause 2(d)(i); provided, however, that this clause 2(d) shall not apply in the case of reasonable wear and tear on the Assets occurring prior to the Closing Date. For purposes of this clause 2(d)(i) an Unavailable Asset that is transferred, destroyed, damaged or lost shall be valued at an amount equal to its Fair Market Value. If any Unavailable Asset is partially, but not totally, destroyed, the Closing Date Payment shall be reduced by the cost to repair such asset up to its Fair Market Value. The adjustment mechanism described in this clause 2(d) will not be applied with respect to any Asset that has been replaced by the Vendor by a similar asset of comparable value reasonably acceptable to the Purchaser.

          (ii) The "FAIR MARKET VALUE" of an Asset for purposes of this clause 2(d) shall be as agreed by the Parties. If the Parties are unable to agree on Fair Market Value within five (5) Business Days after the Vendor notifies the Purchaser of the transfer, destruction, damage or loss of the Asset, the Parties shall submit the issue to CTC Services or, if such firm is unable or unwilling to serve, to another person mutually acceptable to the Parties (the "APPRAISER"). Each Party shall submit to the Appraiser its proposed Fair Market Value. The Appraiser shall, within fifteen
               (15) days following receipt of the Parties' proposals, advise the Parties as to its determination of the Fair Market Value for purposes hereof. The costs of retaining the Appraiser shall be borne equally by the Parties.

          (iii) The adjustment mechanism described in clause 2(d)(i) will be applied and the Parties will be required to proceed with the Closing so long as the estimated adjustment pursuant to clause 2(d)(i) hereof, together with any estimated adjustments pursuant to the Pending Purchase Agreements (the "AGGREGATE ESTIMATED ADJUSTMENT"), would not exceed $3,000,000. If the Aggregate Estimated Adjustment would exceed $3,000,000, the Purchaser may, at its option, either continue to apply the adjustment mechanism and proceed with the Closing or terminate the agreement resulting from the acceptance of this Offer without consummating the transactions contemplated hereby.

     (e)  Insofar as the following have application to the Assets:

          (i) all revenues, profits, benefits, expenses and obligations of every kind and nature arising or resulting from the ownership and operation of the Assets accruing on or prior to the Closing Date shall belong to the Vendor, and all revenues, profits, benefits, expenses and obligations of every kind and
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               nature arising or resulting from the ownership and operation of the Assets accruing after the Closing Date shall belong to the Purchaser;

          (ii) the Assigned Drilling Contracts, Motor Vehicle Leases, the Assigned Employment Contracts and the Vendor's arrangements (if any) to maintain certain Assets at the Santa Marta Premises shall as of the Closing Date be assumed by the Purchaser and the Purchaser shall then be responsible for the completion of these contracts and all obligations and liabilities arising after the Closing Date pursuant to the terms thereof (the "ASSUMED LIABILITIES"). Without limiting the foregoing, upon completion of drilling activity under the Assigned Drilling Contracts, the Purchaser shall perform demobilization at its cost and expense.

     (f)  Insofar as the following have application to the Assets:

          (i) in connection with the Closing, the Parties shall jointly notify the Vendor's counterparty under each Assigned Drilling Contract that payments should be made to the Vendor or the Purchaser in accordance with each Party's respective rights and obligations hereunder;

          (ii) the Vendor shall be solely responsible for collection of all accounts receivable owing or accruing due to the Vendor up to and including the Closing Date ("ACCOUNTS RECEIVABLE") and the Purchaser shall have no responsibility in respect thereof except that the Purchaser agrees to remit to the Vendor promptly, but in no event more than 15 days after receipt, any monies or other payments that may be received by the Purchaser in respect of the Accounts Receivable following the Closing Date; and

          (iii) the Vendor shall remit to the Purchaser promptly, but in no event more than 15 days after receipt, any monies or other payments that may be received by the Vendor relating to accounts receivable owing or accruing due to the Purchaser after the Closing Date.

     (g) The Purchaser shall be liable for any transfer taxes, stamp, sales and use taxes and similar taxes, assessments, levies, tariffs, imposts, tolls, duties, export and import fees and charges, value added taxes, and similar costs relating to the sale or purchase of the Assets hereunder (collectively, "TRANSFER TAXES") and for any related interest and penalties, excluding any tax on or measured by net or gross income or gain of the Vendor. The Purchaser shall promptly indemnify, defend and hold harmless the Vendor, its directors, officers, employees, agents, parent, subsidiaries and affiliates from any liability for any Transfer Taxes (including interest and penalties thereon). The Vendor and Purchaser agree to take all such steps as are reasonably required to minimize any adverse tax consequences in respect of the transactions contemplated by this Offer; provided that no Party shall be required to take any action that, in such Party's reasonable belief, would be detrimental to its tax position.
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3.   MAINTENANCE OF ASSETS

     (a) Upon the acceptance of this Offer, at all times between the date of the agreement resulting from the acceptance of this Offer and the Closing Date and subject at all times to the terms and conditions of this Offer, the Vendor shall:

          (i)  manage and operate the Assets in the Ordinary Course of Business;

          (ii) continue to maintain insurance coverage on its operations in respect of the Assets in accordance with its present arrangements and in material compliance with all applicable Legal Requirements and contractual obligations;

          (iii) keep the Purchaser reasonably informed of all material developments relating to the Assets; and

          (iv) continue to pay any fees, taxes and charges of any nature relating to the Vendor's ownership, possession or operation of the Assets that are due on or prior to the Closing Date.

     (b) Between the date of the agreement resulting from the acceptance of this Offer and the Closing Date, the Vendor shall not, without the Purchaser's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, or as otherwise specifically contemplated by this Offer:

          (i) authorize, commit to or make any disposition of any of the Assets having a value in the aggregate greater than $50,000;

          (ii) enter into any drilling contract to which any Rig is subject, or terminate or materially amend, or agree to any material amendment or termination of, any of the Drilling Contracts; provided that the Purchaser's consent shall not be required to accelerate, terminate or amend any Drilling Contract as a result of Vendor not being paid thereunder or as a result of a material default by the other party to such Drilling Contract; or

          (iii) waive any right or claim or enter into any compromise or settlement of any litigation, proceeding or investigation by any Governmental Authority that would be reasonably expected to materially impair the Purchaser's ownership, operation or use of the Assets after the Closing Date.

4.   ACCESS TO RECORDS; OTHER MATTERS

     (a) Notwithstanding that it is contemplated that the Purchaser shall have completed its due diligence prior to the date of the agreement resulting from the acceptance of this Offer, if reasonably required, during the period following the date hereof until the Closing Date, the Vendor shall make available to the Purchaser or its authorized representatives for inspection and review during normal business hours, the Assets and all of the books and records of Vendor relating to the Assets and all contracts, leases, agreements and other documents relating to the Assets. The Purchaser will conduct this inspection and review in a reasonable manner that does not interfere materially with the normal operations of Vendor or its affiliates.

     (b) Until the Closing Date, the Purchaser shall keep confidential all information regarding the Vendor and the Assets given to the Purchaser by or on behalf of the Vendor in accordance with and subject to that certain Confidentiality Agreement dated February 24, 2005 between Saxon Energy Services Inc. ("SAXON") and the Vendor (the "CONFIDENTIALITY AGREEMENT").

     (c) On the Closing Date the Purchaser shall facilitate the release of the bonds, guaranties, sureties, letters of credit and other similar undertakings (collectively, "CREDIT ENHANCEMENTS") set forth on Schedule "G," including, without limitation, by offering to substitute Credit Enhancements of the Purchaser or its lenders. The Purchaser acknowledges and agrees that it shall be solely responsible for satisfying the creditworthiness standards, policies and requirements of the other parties to any contracts and agreements to which the Credit Enhancements listed on Schedule "G" relate.

     (d) Promptly following the Closing, but in any event within ninety (90) days after the Closing Date, the Purchaser shall remove, or cause to be removed, from the Assets, any markings bearing the name "Parker" (including any variations or derivations thereof) or any trademarks, tradenames or logos of Vendor or any of its affiliates.

5.   APPROVALS

     (a) Prior to the Closing Date, the Vendor, at the expense of the Vendor, shall obtain and deliver to the Purchaser all the consents, permissions and approvals set forth on Schedule "H" hereto (the "CONSENTS"). The Consents constitute the only third party consents, provisions or approvals necessary for the Vendor to execute and deliver the agreement resulting form the acceptance of this Offer and consummate the transactions contemplated hereby.

     (b) To the extent that consent to assign any Drilling Contract is not obtained prior to Closing (an "UNASSIGNED DRILLING CONTRACT"), (i) such Unassigned Drilling Contract shall be held by the Vendor in trust for the Purchaser after the Closing Date, (ii) all obligations thereunder shall be performed by the Purchaser in the name of the Vendor and (iii) all benefits and obligations derived thereunder accruing after the Closing Date shall be for the account of the Purchaser. Once consent for the assignment of such Unassigned Drilling Contract is obtained, the Vendor shall assign such Unassigned Drilling Contract to the Purchaser. The arrangement described in this clause 5(b) shall terminate on the earlier of the date on which (x) consent to the assignment of the Unassigned Drilling Contract is obtained, (y) the Purchaser consummates other arrangements with the operator under such Unassigned Drilling Contract providing for the Purchaser's provision of services to such operator or (z) such Unassigned Drilling Contract terminates.

          The Purchaser shall perform demobilization upon completion of drilling activity under such Unassigned Drilling Contracts. The Parties acknowledge and agree that the conditions to Closing in clauses 12(a) and 13(a) with respect to any Unassigned Drilling Contract shall be deemed to have been satisfied by the Parties' entry into the arrangement contemplated by this clause 5(b) regarding such Unassigned Drilling Contract.

6.   CLOSING

     Upon the acceptance of this Offer the Closing of the sale of the Assets by the Vendor to the Purchaser shall be held on the Closing Date at the offices of the Vendor, or at such other place as mutually agreed by the Parties.

     (a)  At Closing, the Vendor will deliver to the Purchaser the following:

          (i) an invoice regarding the Assets in form and substance mutually satisfactory to the Parties, duly executed by the Vendor;

          (ii) assignments of the Assumed Liabilities in form and substance mutually satisfactory to the Parties, and, to the extent transferable, the transfer of all warranties, rights, claims and securities held by the Vendor against third parties in relation to the Assets;

          (iii) a sublease, in form and substance mutually satisfactory to the Parties, of the Yard Leased Premises, for a term not to extend past December 31, 2005 (the "YARD SUBLEASE"), duly executed by the Vendor;

          (iv) a sublease, in form and substance mutually satisfactory to the Parties, of the Office Leased Premises, for a term not to extend past August 15, 2005 (the "OFFICE SUBLEASE"), duly executed by the Vendor;

          (v) such resolutions of the Vendor as required to approve and authorize the sale of the Assets to the Purchaser;

          (vi) releases and registrable discharges of the Encumbrances registered against the Assets, as described in Schedule "I" hereto;

          (vii) the books, records and documents described in clause 1(a)(v);

          (viii) Consents required pursuant to clause 5(a);

          (ix) a non-competition agreement in form and substance mutually satisfactory to the Parties (the "NON-COMPETE"), duly executed by the Vendor;

          (x) a guarantee of the obligations of the Vendor under the agreement resulting from the acceptance of this Offer, in form and substance mutually satisfactory to the Parties, duly executed by Parker Drilling Company;

          (xi) evidence of the due and timely nationalization of the Rigs which evidence shall be made up by the following documents for each
               Rig: (i) initial import return (declaracion de importacion) under the temporary regime; (ii) official receipts from the Direccion de Impuestos y Aduanas Nacionales (DIAN) as to the payment of the applicable installments of customs taxes under the temporary import regime; (iii) import return of modification (declaracion de importacion de modificacion) whereby the import regime was changed to the ordinary one including evidence of full payment of pending and outstanding customs duties; (iv) copy of the guarantee for payment of customs duties issued at the time of initial import of the Rigs and cancellation thereof; (v) copy of the commercial invoice issued by the original non-Colombian seller of each Rig; (vi) copy of the corresponding bill of lading; (vii) copy of the corresponding packing list; (viii) copy of the mandate given to the appointed customs agent (Sociedad de Intermediacion Aduanera) and (ix) any other document issued, granted or required for the nationalization of the Rigs;

          (xii) a certificate of the Vendor (A) repeating and confirming that the warranties and representations set out in clause 7 that are not qualified by materiality are true and accurate in all material respects as of the Closing Date (except for any such warranties and representations that speak as of an earlier date, in which case they shall be true and accurate in all material respects as of such date), and that the warranties and representations set out in clause 7 that are qualified by materiality are true and accurate in all respects as of the Closing Date (except for any such warranties and representations that speak as of an earlier date, in which case they shall be true and accurate in all respects as of such date), and (B) confirming that the Vendor has performed and satisfied in all material respects all agreements required by this Offer to be performed and satisfied by the Vendor at or prior to the Closing;

          (xiii) a joint direction to the Escrow Agent to pay the Deposit to the account designated by the Vendor;

          (xiv) a legal opinion of the Vendor's counsel that:

               A. the Vendor has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation;

               B. the Vendor has the authority to enter into the agreement resulting from the acceptance of this Offer and all other documents contemplated by this Offer, this Offer and all other documents contemplated by this Offer have been duly authorized, executed and delivered by the Vendor and the agreement resulting from the acceptance of this Offer and all other documents contemplated by this Offer (other than the Non-Compete) constitute legal, valid and binding obligations of the Vendor enforceable in accordance with their respective terms subject to customary exceptions and qualifications; and

               C. all necessary corporate actions and proceedings of the Vendor have been taken to permit the Assets to be duly and validly sold, assigned and transferred to the Purchaser;

          (xv) such other documents as the Purchaser may reasonably require to transfer the Assets to the Purchaser in accordance with this Offer.

     (b)  At Closing, the Purchaser will deliver to the Vendor the following:

          (i) by wire transfer to the account designated by the Vendor the Closing Date Payment, in the manner provided in clause 2(c)(ii);

          (ii) a joint direction to the Escrow Agent to pay the Deposit to the account designated by the Vendor;

          (iii) a purchase order for the Assets in form and substance mutually satisfactory to the Parties, duly executed by the Purchaser;

          (iv) the Yard Sublease, duly executed by the Purchaser;

          (v)  the Office Sublease, duly executed by the Purchaser;

          (vi) an assumption of the Assumed Liabilities in form and substance mutually satisfactory to the Parties;

          (vii) a guarantee of the obligations of the Purchaser under the agreement resulting from the acceptance of this Offer, in form and substance mutually satisfactory to the Parties, duly executed by Saxon;

          (viii) such resolutions of the Purchaser as are required to approve and authorize the purchase of the Assets by the Purchaser;

          (ix) a legal opinion of the Purchaser's counsel that:

               A. the Purchaser has been duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation and where it carries on business;

               B. the Purchaser has the authority to enter into the agreement resulting from the acceptance of this Offer and all other documents contemplated by this Offer and this Offer and all other documents contemplated by this Offer have been duly authorized, executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms subject to customary exceptions and qualifications;

               C. all necessary action and proceedings of the Purchaser have been taken to permit the Assets to be duly and validly purchased by the Purchaser;

          (x) a certificate of the Purchaser (A) repeating and confirming that the warranties and representations set out in clause 9 that are not qualified by materiality are true and accurate in all material respects as of the Closing Date (except for any such warranties and representations that speak as of an earlier date, in which case they shall be true and accurate in all material respects as of such date), and that the warranties and representations set out in clause 9 that are qualified by materiality are true and accurate in all respects as of the Closing Date (except for any such warranties and representations that speak as of an earlier date, in which case they shall be true and accurate in all respects as of such date), and (B) confirming that the Purchaser has performed and satisfied in all material respects all agreements required by this Offer to be performed and satisfied by the Purchaser at or prior to the Closing.

     (c) On the Closing Date the Vendor will transfer and deliver possession of all of the Assets to the Purchaser. Upon completion of the Closing, title, ownership, possession and risk of loss of the Assets shall pass to the Purchaser and the Purchaser shall take delivery and possession of the Assets wherever they are located on the Closing Date.

7.   VENDOR'S REPRESENTATIONS

     The Vendor covenants with and represents and warrants to the Purchaser realizing that the Purchaser is relying upon such covenants, representations and warranties, that:

     (a) The Vendor is a duly incorporated and validly existing Colombian branch of a corporation duly incorporated and validly existing under the laws of the state of Nevada and has all requisite authority, power and corporate capacity to carry on its business, as now conducted and to own its properties and assets and has good right, full power and absolute authority to carry out its obligations under the agreement resulting from the acceptance of this Offer, including, without limitation, the sale, transfer, assignment and conveyance of the Assets to the Purchaser in the manner herein provided for according to the true intent and meaning of this Offer;

     (b) The Vendor has good and marketable title to the Assets other than the Leased Motor Vehicles, and such Assets are owned by the Vendor free and clear of all Encumbrances excepting the Encumbrances set out in Schedule "I" which are to be released and discharged at or prior to the Closing Date, and no person has any agreement or option or any right capable of becoming an agreement for the purchase, lease or encumbering of the Assets or any of them;

     (c) There are no lawsuits, claims, proceedings, actions, judgments or investigations pending or, to the best of the Vendor's knowledge, threatened or contemplated against or with respect to, the Assets or the Vendor that would reasonably be expected to adversely affect the Purchaser's possession, ownership or operation of any of the Assets;

     (d) The Vendor is in compliance with all Legal Requirements and orders of Governmental Authorities, except to the extent that non-compliance would not reasonably be expected to result in a material claim against the Assets, and:

          (i) no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by Vendor of, or a failure on the part of Vendor to comply with, any Legal Requirement in respect to the Vendor's possession, ownership or operation of the Assets, except for a violation or failure to comply that would not reasonably be expected to result in a material claim against the Assets; and

          (ii) Vendor has not received any written notice or other written communication from any Governmental Authority regarding any violation of, or failure to comply with, any Legal Requirement in respect of the Vendor's possession, ownership or operation of the Assets;

     (e) The execution, delivery of, performance of and compliance with the terms of this Offer and any agreements to be executed and delivered pursuant hereto by the Vendor will not conflict with any term or provision of the articles or certificate of incorporation or bylaws or resolutions of the directors of the Vendor, result in any breach of, or constitute a default under and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under any term or provision of any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Vendor is a party or by which it is bound, or violate any judgment, decree, order, statute, rule or regulation applicable to the Vendor, which default, breach or violation would reasonably be expected to have a material adverse effect on the Assets;

     (f) The agreement resulting from the acceptance of this Offer shall be duly authorized, executed and delivered by the Vendor and all other documents executed and delivered by Vendor pursuant to the agreement resulting from the acceptance of this Offer shall be duly authorized, executed and delivered by the Vendor and will constitute legal, valid and binding obligations of the Vendor enforceable in accordance with their respective terms, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws relating to or affecting creditors rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or in law);

     (g) Schedules "A," "B" and "C" constitute a complete and accurate list and description as of the date hereof of the Rigs and all related assets, equipment (including top drives associated with the Rigs) and tools, including all spares, drill pipe and collars, handling tools, subs, hand tools and other items constituting part of the Assets (excluding, however, any Excluded Assets);

     (h) The Leased Premises and the Assets are in material compliance with all Environmental Laws applicable to the Vendor's operations in Colombia relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of Hazardous Substances and the Vendor holds all Environmental Permits required by Environmental Laws for the operation of the Leased Premises and the Assets as operated by Vendor on the date hereof, except to the extent that any non-compliance with Environmental Laws or failure to obtain an Environmental Permit would not reasonably be expected to result in a material Environmental Claim against the Assets. The Vendor has not received written notice of any Environmental Claims or been prosecuted for, an offence alleging non-compliance of the Leased Premises or any Asset with any Environmental Law, and, to the best of Vendor's knowledge, there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures to be made with respect to the Leased Premises or any of the Assets, nor has the Vendor received written notice of any of the same. To the best of Vendor's knowledge, there has not been a release of any Hazardous Substance on or from the Leased Premises or any Asset with respect to which the Vendor is or may reasonably be alleged to have material liability, other than a release that would not reasonably be expected to result in a material Environmental Claim against the Assets, nor has the Vendor received any written notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any applicable Environmental Laws that would be binding on the Purchaser or the Assets after the Closing. The representations in this clause 7(h) shall constitute the sole and exclusive representations provided by the Vendor regarding environmental matters;

     (i) The Vendor has not assigned or in any way restricted its right nor has any third party restricted the Vendor's right to receive revenue from the Assets in any manner that will impair the Purchaser's right to receive revenues from the Assets after the Closing Date;

     (j) The Assets are insured and all policies of insurance insuring the Assets are in full force and effect and the Vendor is in compliance with the terms of such policies in all material respects;

     (k) The Vendor is not in a state of bankruptcy or moratorium and has not sought protection under any bankruptcy or moratorium law or in general sought or initiated any action designed to receive protection against creditors in general;

     (l) Except as set forth on Schedule "J," the Vendor is not a party to any employment, service, pension, union or management contract with any Employee;

     (m) Schedules "D" and "E" constitute a complete and accurate list and description as of the date hereof of the Leased Motor Vehicles, and Drilling Contracts entered into by the Vendor, in connection with its operations in Colombia, and the Vendor has made available to the Purchaser true and correct copies of the Motor Vehicle Leases and Drilling Contracts. With respect to each Motor Vehicle Lease and Drilling Contract:

          (i) it is legal, valid, binding, enforceable and in full force and effect;

          (ii) it will be legal, binding, enforceable and in full force and effect on substantially identical terms immediately following assignment thereof to the Purchaser;

          (iii) Vendor is not in breach or default in any material respect and, to the best of Vendor's knowledge, (A) no other party is in breach or default in any material respect and (B) no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration thereunder;

          (iv) as of the date hereof, no party has repudiated any provision thereof;

     (n) The Vendor has not incurred any liability, contingent or otherwise, for broker's, agent's or finder's fees that could affect the agreement resulting from the acceptance of this Offer for which the Purchaser shall have any obligation or liability;

     (o) On or before the Closing Date, the Vendor shall have fully paid all charges relating to the permanent importation of the Assets, and no such charges shall remain outstanding as of the Closing Date with the Direccion de Impuestos y Aduanas Nacionales or any other Governmental Authority of the Republic of Colombia having jurisdiction over the customs status of the Assets.

8.   VENDOR'S REPRESENTATIONS-SURVIVAL AND OTHER MATTERS

     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET OUT IN CLAUSE 7 HERETO AND SUBJECT TO THE PARTIES' AGREEMENTS IN CLAUSE 2(D) HERETO, THE VENDOR IS SELLING AND THE PURCHASER IS PURCHASING THE ASSETS "AS IS, WHERE IS" AND "WITH ALL FAULTS," AND THE VENDOR IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY, VALUE, PHYSICAL CONDITION, PERFORMANCE, USE OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS. THE PURCHASER AGREES, BY THE ACCEPTANCE OF THIS OFFER, THAT THERE ARE NO

     REPRESENTATIONS OR WARRANTIES EXCEPT AS SPECIFICALLY SET FORTH IN THIS OFFER, AND THE PURCHASER DOES FURTHER AGREE THAT IT HAS EXAMINED AND IS FAMILIAR WITH THE ASSETS AND IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES REGARDING THE ASSETS OTHER THAN AS SET FORTH IN CLAUSE 7 OF THIS OFFER.

     Notwithstanding anything to the contrary herein expressed or implied, upon the acceptance of this Offer it is expressly agreed and understood that the representations and warranties contained in clause 7 of this Offer shall survive the Closing for a period of two (2) years from the Closing Date. No claim for breach of the representations and warranties contained in clause 7 may be made by the Purchaser unless written notice of such claim has been given to the Vendor within the two (2) year time period referred to above; provided that any such claim shall be subject in all respects to the limitations set forth in Article 16, except that the Basket and Cap set forth in clause 16(a) shall not apply to breaches of the representations and warranties in clauses 7(a), 7(b), 7(e), 7(f), 7(k) 7(n) and 7(o) and the Basket set forth in clause 16(a) shall not apply to breaches of the representations and warranties in clause 7(i). This clause shall not limit enforceability of any covenant or agreement of the Parties which contemplates performance after the Closing.

     If, at any time prior to the Closing the Purchaser shall have actual knowledge of any breach of a representation, warranty, covenant, agreement or condition of the Vendor (a "KNOWN VENDOR BREACH"), the Purchaser shall promptly notify the Vendor of its knowledge, in reasonable detail, including the amount which the Purchaser believes, based on the facts actually known by it, would be payable by the Vendor under the indemnification provisions of this Offer without reference to any indemnification limitations set forth in Article 16 of this Offer. If a Known Vendor Breach results in failure of the condition set forth in clause 12(b) and the Purchaser proceeds to consummate the transactions contemplated hereby, then such Known Vendor Breach shall not be deemed to be a breach of the agreement resulting from the acceptance of this Offer for any purpose hereunder, and neither the Purchaser nor any affiliate of the Purchaser shall have any claim or recourse against the Vendor or its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives with respect to such Known Vendor Breach, under
     Article 16 of this Offer or otherwise.

9.   PURCHASER'S REPRESENTATIONS

     Upon acceptance of this Offer, the Purchaser covenants with and represents and warrants to the Vendor realizing that the Vendor is relying upon such covenants, representations and warranties, that:

     (a) The Purchaser is a duly incorporated and validly existing Colombian branch of a corporation duly incorporated and validly existing under the laws of Panama, and the Purchaser has good right, full power and absolute authority to purchase the Assets from the Vendor according to the true intent and meaning of this Offer. The Purchaser is subject to the foreign exchange control regime under Articles 48 and 49 of the Colombian Foreign Exchange Regime, External Resolution No. 8 of

          2000 as issued by the Board of Directors of the Colombian Central Bank (Banco de la Republica);

     (b) The execution, delivery of, performance of and compliance with the terms of this Offer and any agreements to be executed and delivered pursuant hereto by the Purchaser will not result in any breach of, or constitute a default under and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under any term or provision of the articles, by-laws or resolutions of shareholders or directors of the Purchaser or any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Purchaser is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Purchaser;

     (c) The agreement resulting from the acceptance of this Offer shall be duly authorized, executed and delivered by the Purchaser and all other documents executed and delivered by Purchaser pursuant to the agreement resulting from the acceptance of this Offer shall be duly authorized, executed and delivered by the Purchaser and will constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws relating to or affecting creditors rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or in law);

     (d) The Purchaser (i) currently has sufficient immediately available funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, or (ii) has sufficient binding commitment letters from financing sources, true and correct copies of which have been provided to the Vendor prior to the date of the agreement resulting from the acceptance of this Offer, to pay the portion of the Purchase Price payable at Closing and to pay any other amounts payable under this agreement resulting from the acceptance of this Offer and to effect the transactions contemplated by the agreement resulting from the acceptance of this Offer, all without any third-party consent or approval required;

     (e) The Purchaser has not incurred any liability, contingent or otherwise, for broker's, agent's or finder's fees in respect that could affect the agreement resulting from the acceptance of this Offer for which the Vendor shall have any obligation or liability.

10.  SURVIVAL OF PURCHASER'S REPRESENTATIONS

     Notwithstanding anything to the contrary herein expressed or implied, upon acceptance of this Offer, it is expressly agreed and understood that the representations and warranties contained in clause 9 of this Offer shall survive Closing for a period of two (2) years from the Closing Date. No claim for breach of the representations and warranties contained in clause 9 may be made by the Vendor unless written notice of such claim has been given to the Purchaser within the two (2) year time period referred to above; provided that any such claim shall be subject in all respects to the limitations set forth in Article 16, except that the Basket and Cap set forth in clause 16(b) shall not apply to breaches of the representations and warranties in clauses 9(a), 9(b), 9(c) and 9(e). This clause shall not limit enforceability of any covenant or agreement of the Parties which contemplates performance after the Closing. Notwithstanding the foregoing, no breach by the Purchaser of any representation, warranty, covenant, agreement or condition of the agreement resulting from the acceptance of this Offer shall be deemed to be a breach of the agreement resulting from the acceptance of this Offer for any purpose hereunder, and neither the Vendor nor any affiliate of the Vendor shall have any claim or recourse against the Purchaser or its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives with respect to such breach, under Article 16 of this Offer or otherwise, if the Vendor or any affiliate of the Vendor had actual knowledge prior to Closing of such breach.

11.  CONDITIONS PRECEDENT TO BOTH PARTIES' OBLIGATIONS

     Upon the acceptance of this Offer the obligations of the Parties to complete the acquisition of the Assets pursuant hereto are subject to the following conditions being fulfilled or waived prior to Closing:

     (a) since the date of the agreement resulting from the acceptance of this Offer, there shall not have been commenced any proceeding by or on behalf of a third party seeking to enjoin the transactions contemplated hereby or that may have the effect of preventing, making illegal, or otherwise materially interfering with the transactions contemplated hereby;

     (b) no order, writ, injunction or decree shall have been entered and be in effect by any court or Governmental Authority, and no statute, rule, regulation, or other Legal Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby; and

     (c) the transactions contemplated by Peru Purchase Agreement (228) shall have been consummated or shall be consummated contemporaneously with the transactions contemplated hereby.

12.  PURCHASER'S CONDITIONS PRECEDENT

     Upon the acceptance of this Offer, the obligation of the Purchaser to complete the acquisition of the Assets pursuant hereto is subject to the following conditions being fulfilled or waived prior to or at Closing:

     (a)  all Consents listed on Schedule "H" shall have been obtained;

     (b) all representations and warranties contained in clause 7 of this Offer that are not qualified by materiality shall be true and accurate in all material respects as of the Closing Date (except for any such warranties and representations that speak as of an earlier date, in which case they shall be true and accurate in all material respects as of such date), and all representations and warranties contained in clause 7 of this Offer that are qualified by materiality shall be true and accurate in all respects as of the Closing Date (except for any such warranties and representations that speak as of an earlier date, in which case they shall be true and accurate in all respects as of such date), and the Vendor shall have performed and satisfied in all material respects all agreements required by this Offer to be performed and satisfied by the Vendor at or prior to the Closing;

     (c) the Purchaser shall have obtained all permits, licenses or other governmental authorizations required for the Purchaser to possess, own or operate the Assets; and

     (d) the Purchaser shall be furnished with the items which the Vendor is to deliver at Closing pursuant to clause 6(a).

     The foregoing conditions shall be for the exclusive benefit of the Purchaser and may be waived by it in writing in whole or in part.

13.  VENDOR'S CONDITIONS PRECEDENT

     The obligations of the Vendor to complete the sale of the Assets pursuant hereto is subject to the following conditions being fulfilled or waived prior to or at Closing:

     (a)  all Consents listed on Schedule "H" shall have been obtained;

     (b) all representations and warranties contained in clause 9 of this Offer that are not qualified by materiality shall be true and accurate in all material respects as of the Closing Date (except for any such warranties and representations that speak as of an earlier date, in which case they shall be true and accurate in all material respects as of such date), and all representations and warranties contained in clause 9 of this Offer that are qualified by materiality shall be true and accurate in all respects as of the Closing Date (except for any such warranties and representations that speak as of an earlier date, in which case they shall be true and accurate in all respects as of such date), and the Purchaser shall have performed and satisfied in all material respects all agreements required by this Offer to be performed and satisfied by the Purchaser at or prior to the Closing;

     (c) the employee transfers contemplated by Article 17 shall not constitute a collective dismissal requiring the prior authorization of the Colombian Ministry of Social Protection;

     (d) the Purchaser shall have obtained all permits, licenses or other governmental authorizations required for the Purchaser to possess, own or operate the Assets, or waived the condition in clause 12(c); and

     (e) the Vendor shall be furnished with the items which the Purchaser is to deliver at Closing pursuant to clause 6(b).

     The foregoing conditions shall be for the exclusive benefit of the Vendor and may be waived by it in writing in whole or in part.

14.  SATISFACTION OF CONDITIONS PRECEDENT

     The Vendor and the Purchaser shall use all commercially reasonable efforts to satisfy and assist in the satisfaction of all conditions precedent.

15.  TERMINATION

     (a) The Parties may terminate the agreement resulting from the acceptance of this Offer as provided below:

          (i) The Purchaser and the Vendor may terminate the agreement resulting from the acceptance of this Offer by mutual written consent at any time prior to the Closing;

          (ii) The Purchaser may terminate the agreement resulting from the acceptance of this Offer pursuant to clause 2(d)(iii) upon delivery of written notice to the Vendor;

          (iii) Either Party may terminate the agreement resulting from the acceptance of this Offer upon delivery of written notice to the other Party if (A) one or both of the Pending Purchase Agreements are terminated for any reason or (B) the Closing has not occurred on or before June 10, 2005 (the "EXPIRATION DATE") as a result of the condition in clause 11(c) not having been satisfied on or prior to such date, provided that the terminating Party shall not have caused such failure to close;

          (iv) Either Party may terminate the agreement resulting from the acceptance of this Offer upon delivery of written notice to the other Party if (A) there shall have been commenced a proceeding by or on behalf of a third party seeking to enjoin the transactions contemplated hereby or that has the effect of preventing, making illegal, or otherwise materially interfering with the transactions contemplated hereby, (B) an order, writ, injunction or decree shall have been entered and be in effect by any court or Governmental Authority, or a statute, rule, regulation, or other Legal Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby or (C) the Closing has not occurred on or before the Expiration Date as a result of the conditions in clauses 11(a) or 11(b) not having been satisfied on or prior to such date, provided that the terminating Party shall not have caused such failure to close;

          (v) The Purchaser may terminate the agreement resulting from the acceptance of this Offer upon delivery of written notice if the Closing has not occurred on or before the Expiration Date as a result of one or more of the conditions set forth in clause 12 not having been satisfied on or prior to such date, provided that the Purchaser shall not have caused such failure to close; and

          (vi) The Vendor may terminate the agreement resulting from the acceptance of this Offer upon delivery of written notice if the Closing has not occurred on or before the Expiration Date as a result of one or more of the conditions set forth in clause 13 not having been satisfied on or prior to such date, provided that the Vendor shall not have caused such failure to close.

     (b) In the event that the agreement resulting from the acceptance of this Offer is terminated pursuant to clause 15(a)(i), the Purchaser terminates the agreement resulting from the acceptance of this Offer pursuant to clauses 15(a)(ii) or 15(a)(v) (other than due to non-satisfaction of the condition in clause 12(c)), either Party terminates the agreement resulting from the acceptance of this Offer pursuant to clause 15(a)(iv), or the Vendor terminates the agreement resulting from the acceptance of this Offer pursuant to clause 15(a)(vi) due to non-satisfaction of the conditions in clauses 13(a) or 13(c), the Purchaser shall be entitled to a refund of the Deposit and the Parties shall execute joint written instructions directing the Escrow Agent to refund the Deposit to the Purchaser.

     (c) In the event that the agreement resulting from the acceptance of this Offer is terminated by the Purchaser pursuant to clause 15(a)(v) due to non-satisfaction of the condition in clause 12(c), or by the Vendor pursuant to clause 15(a)(vi) (other than due to non-satisfaction of the conditions in clauses 13(a) or 13(c)), the Vendor shall be entitled, as liquidated damages for the loss of a bargain and not as a penalty, to retain the Deposit and the Parties shall execute joint written instructions directing the Escrow Agent to disburse the Deposit to the account designated by the Vendor.

     (d) In the event of a termination of the agreement resulting from the acceptance of this Offer pursuant to clause 15(a)(iii) as a result of the termination of one or both of the Pending Purchase Agreements (a "TERMINATED AGREEMENT") under circumstances that entitle the vendor(s) under the Terminated Agreement(s) to retain the deposit(s) held in escrow by the Escrow Agent pursuant to the terms of such Terminated Agreement(s), then the Vendor shall be entitled, as liquidated damages for the loss of a bargain and not as a penalty, to retain the Deposit and the Parties shall execute joint written instructions directing the Escrow Agent to disburse the Deposit to the account designated by the Vendor. In the event of a termination of the agreement resulting from the acceptance of this Offer pursuant to clause 15(a)(iii) as a result of the termination of one or both of the Pending Purchase Agreements under circumstances that entitle the purchaser(s) under the Terminated Agreement(s) to a refund of the deposit(s) held in escrow by the Escrow Agent pursuant to the terms of such Terminated Agreement(s), then the Purchaser shall be entitled to a refund of the Deposit and the Parties shall execute joint written instructions directing the Escrow Agent to refund the Deposit to the Purchaser.

     (e) If any Party terminates the agreement resulting from the acceptance of this Offer pursuant to clause 15(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the provisions contained in clause 4(b), this Article 15, and clauses 19, 20 and 28 shall survive such termination.

16.  INDEMNITIES

     (a)  Provided that the Closing occurs, the Vendor shall:

          (i) be liable to the Purchaser, its directors, officers, employees, agents, parent, subsidiaries and affiliates (collectively, the "PURCHASER INDEMNITEES") for all losses, costs, damage and expenses whatsoever (including penalties and legal costs relating thereto or in defense thereof) (collectively, "DAMAGES") which the Purchaser may pay or incur as a result of:

               A. any violation of any Environmental Laws or Environmental Permits in connection with the Vendor's ownership, occupancy, use or operation of the Assets on or before the Closing Date;

               B. any Environmental Claim which arises out of the Vendor's ownership, occupancy, use or operation of the Assets on or before the Closing Date;

               C. Vendor's employment of any former employees of the Vendor, including, without limitation, (1) any liability for unpaid compensation, severance, benefits and other payments owed to Rig Employees, to the extent such liability exceeds the amount of the adjustment to the Closing Date Payment pursuant to clause 17(b), and (2) any liability for compensation, bonuses, accrued severance or other payments owed to Office Employees;

               D. any liabilities of the Vendor other than the Assumed Liabilities; and

               E. any other occurrence, event, condition or circumstance in connection with the Vendor's ownership or operation of the Assets occurring prior to the Closing Date; and

          (ii) indemnify and save the Purchaser Indemnitees harmless from all actions, causes of action, proceedings, claims, demands and Damages brought or made against the Purchaser Indemnitees or which the Purchaser Indemnitees may pay or incur, arising out of, resulting from or in any way related to any of the foregoing in subclauses A. to E. of clause 16(a)(i).

          The Vendor will have no obligation to indemnify the Purchaser Indemnitees pursuant to this clause 16(a) until the aggregate amount of all Damages suffered by the Purchaser Indemnitees exceeds $100,000 (the "Basket"), in which case the Vendor shall be liable to the Purchaser Indemnitees for all Damages in excess of, but not including, the Basket. The Vendor's obligation to indemnify the Purchaser Indemnitees pursuant to this clause 16(a) shall not exceed an aggregate amount equal to (A) if the transactions contemplated by the Peru Purchase Agreement (228) and the Peru Purchase Agreement (250) have been consummated, but the transaction contemplated by the Peru Purchase Agreement (131 and 145) is or has not been consummated, $6,750,000 reduced (on a dollar-for-dollar basis) by the aggregate amount of Damages from which any purchaser under the Peru Purchase Agreement (228) or the Peru Purchase Agreement (250) has been indemnified, and (B) if the transactions contemplated by all the Other Purchase Agreements have been consummated, $8,500,000 reduced (on a dollar-for-dollar basis) by the aggregate amount of Damages from which any purchaser under any Other Purchase Agreement has been indemnified (the "CAP"). In no event will the Vendor's obligation to indemnify the Purchaser Indemnitees hereunder exceed an amount equal to the Purchase Price.

     (b)  Provided that the Closing occurs, the Purchaser shall:

          (i) be liable to the Vendor, its directors, officers, employees, agents, parent, subsidiaries and affiliates (collectively, the "VENDOR INDEMNITEES") for all Damages which the Vendor may pay or incur; and

          (ii) indemnify and save the Vendor Indemnitees harmless from all actions, causes or action, proceedings, claims, demands and Damages brought or made against the Vendor Indemnitees or which the Vendor Indemnitees may pay or incur, as a result of or in connection with (A) the Purchaser's employment of any present or former employee of the Vendor after the Closing Date and (B) the ownership, occupancy, use or operation of the Assets after the Closing Date including, without limitation, as a result of any (i) violation of any Environmental Laws or Environmental Permits or (ii) Environmental Claim, which arises out of the ownership, occupancy, use or operation of the Assets after the Closing Date.

          The Purchaser will have no obligation to indemnify the Vendor Indemnitees pursuant to this clause 16(b) until the aggregate amount of all Damages suffered by the Vendor Indemnitees exceeds the Basket, in which case the Purchaser shall be liable to the Vendor Indemnitees for all Damages in excess of, but not including, the Basket. The Purchaser's obligation to indemnify the Vendor Indemnitees pursuant to this clause 16(b) shall not exceed an aggregate amount equal to the Cap, provided that for purposes of determining the extent of the Purchaser's indemnification obligations under the agreement resulting from the acceptance of this Offer at any given time the amount of the Cap shall be reduced (on a dollar-for-dollar basis) by the aggregate amount of Damages from which any vendor under any Other Purchase Agreement has been indemnified. The limitations provided in the two preceding sentences shall not apply in the event of a failure of consideration.

     (c) In addition to clause 16(b), the Purchaser hereby releases and agrees to defend, indemnify and hold harmless the Vendor Indemnitees from and against any and all causes of action, claims, damages, demands, liability, losses and suits of every type and character that the Purchaser, its employees, owners, legal counsel or other authorized representatives (collectively, the "PURCHASER GROUP") may have against the Vendor Indemnities as a result of any property damage and/or bodily injury sustained on or prior to the Closing Date by the Purchaser Group while on any premises or any assets of the Vendor or any affiliate of the Vendor. THIS RELEASE AND OBLIGATION TO INDEMNIFY AND HOLD HARMLESS THE VENDOR INDEMNITEES SHALL APPLY REGARDLESS OF THE CAUSE OF THE LOSS OR CLAIM, EXCEPT WHERE SUCH LOSS OR CLAIM ARISES IN WHOLE OR IN PART FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE VENDOR INDEMNITEES OR ANY OF THEM.

     (d) If any action or proceeding is commenced in which a Party entitled to seek indemnification hereunder (an "INDEMNITEE") is a party which may give rise to a claim for indemnification (an "INDEMNIFICATION CLAIM") against an indemnifying party hereunder (an "INDEMNITOR") then such Indemnitee shall promptly give written notice to the Indemnitor. Failure to notify promptly the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent the defense of such action or proceeding is materially and irrevocably prejudiced by the Indemnitee's failure to give such notice. An Indemnitor will have the right to defend against an Indemnification Claim with counsel of its choice reasonably satisfactory to the Indemnitee if within twenty (20) days following the receipt of notice of the Indemnification Claim, the Indemnitor notifies the Indemnitee in writing that the Indemnitor will assume the defense of such Indemnification Claim, provided that if the Indemnitee reasonably determines in good faith that there exists a conflict of interest that makes representation by the same counsel inappropriate, the Indemnitee shall be entitled to employ one firm of separate counsel at the expense and cost of the Indemnitor. If the Indemnitor fails to notify the Indemnitee within such 20-day period that it will assume the defense of the Indemnification Claim, the Indemnitee shall have the right (upon further notice to the Indemnitor) to undertake the defense at the expense of the Indemnitor; provided that in no event will the Indemnitee consent to the entry of a judgment or enter into a settlement with respect to such claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). So long as the Indemnitor is conducting the defense of the Indemnification Claim, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim and (ii) the Indemnitee will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). The Indemnitor will not enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed) unless such settlement (A) requires solely the payment of money damages by the Indemnitor and (B) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnitee and the Persons for whom the Indemnitee is acting from all liability in respect of the proceeding giving rise to the Indemnification Claim.

     (e) The Parties further agree that the following procedures shall apply with respect to any claim under this Article 16:

          (i) The Indemnitee shall use commercially reasonable efforts to mitigate any Damages that such Indemnitee asserts under this
               Article 16. In the event that an Indemnitee shall fail to use such commercially reasonable efforts to mitigate any Damages, then notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify such Indemnitee for any Damages that could reasonably be expected to have been avoided if the Indemnitee had made such efforts.

          (ii) The amount of any Damages for which indemnification is provided under this Article 16 shall be reduced by (A) any net amounts recovered from an unaffiliated third party by the Indemnitee under insurance policies and arrangements with respect to such Damages and (B) the present value of any tax benefits to be realized by the Indemnitee from the incurrence or payment of any such Damages.

          (iii) The determination of the dollar amount of any Damages shall be based solely on the actual dollar value of such Damages, on a dollar-for-dollar basis, and shall not take into account any multiplier valuations, including any multiple based on earnings or other financial indicia.

          (iv) Any claim for indemnification under the agreement resulting from the acceptance of this Offer shall, to the extent practicable, describe the claim in reasonable detail, include copies of any material written evidence thereof and indicate the estimated amount of such claim.

     (f) The remedies of the Parties specifically provided for by this Offer shall be the sole and exclusive remedies of the Parties for all matters covered hereby; provided that this clause shall not limit enforceability of any covenant or agreement of the Parties which contemplates performance after the Closing or after termination of the agreement resulting from the acceptance of this Offer. The Parties agree that it is their intent that notwithstanding anything to the contrary contained in the agreement resulting from the acceptance of this Offer, neither the Vendor nor the Purchaser shall be liable to any other Party, its parent, subsidiaries or affiliates or, its or their respective officers, directors, shareholders, successors or permitted assigns, for claims for consequential, special, treble, exemplary, incidental, indirect or punitive damages of any nature under or pursuant to the agreement resulting from the acceptance of this Offer or in connection with or resulting from the transactions contemplated hereby, including claims in the nature of diminution or loss of value, irrespective of whether such claims are based upon negligence, strict liability, contract, operation of law or otherwise.

17.  EMPLOYEES

     (a) The Vendor shall cooperate with the Purchaser to effectuate the transfer to the Purchaser of all Employees requested by the Purchaser; provided, however, that neither the Vendor nor its affiliates shall be prohibited from offering employment to German Castaneda or Sandra Martinez prior to the Closing notwithstanding this clause 17(a).

     (b) With respect to the Employees who are employed by the Vendor in Colombia on a well-to-well contract basis on the Closing Date ("RIG EMPLOYEES"), at the Closing the Vendor shall assign to the Purchaser, and the Purchaser shall assume as of the Closing Date, all contracts for the employment of such Rig Employees ("ASSIGNED EMPLOYMENT CONTRACTS") and the Closing Date Payment shall be reduced by the aggregate amount of unpaid compensation, severance, benefits and other payments accrued under the Assigned Employment Contracts through the Closing Date (collectively the "ACCRUED PAYMENTS"). With respect to the other Employees employed by the Vendor in Colombia ("OFFICE EMPLOYEES"), subject to clause 17(a) the Vendor shall terminate the employment of such Office Employees effective as of the Closing Date and shall pay in full all compensation, bonuses, accrued severance, and other payments that may result from the Vendor's termination of the employment of such Office Employees.

     (c) The Parties shall carry out the transfer to the Purchaser of the Employees requested by the Purchaser in a manner reasonably calculated not to entail or trigger a collective dismissal requiring the prior authorization of the Colombian Ministry of Social Protection. Notwithstanding the above, it is expressly agreed and understood by and between the Parties that (i) the Purchaser shall not be liable to the Vendor for any obligation vis-a-vis the Colombian Ministry of Social Protection or other authority as a result of any action or omission of the Vendor prior to Closing and (ii) the Vendor shall not be liable to the Purchaser for any obligation vis-a-vis the Colombian Ministry of Social Protection or other authority accruing after the Closing Date with regard to any persons employed by the Purchaser after Closing or the Assigned Employment Contracts.

18.  FURTHER ASSURANCES

     Without further consideration, each Party shall from time to time, and at all times, execute, acknowledge and deliver such other documents and shall take such other action as may be necessary in order to fully perform and carry out the terms of the agreement resulting from the acceptance of this Offer.

19.  CONSTRUCTION

     The agreement resulting from the acceptance of this Offer and all agreements contemplated hereby shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule

     (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

20.  ARBITRATION

     (a) Any dispute, controversy or claim arising out of or relating to the agreement resulting from the acceptance of this Offer that cannot be or has not been resolved among the Parties, other than a dispute covered by clause 2(d), shall be resolved in accordance with the procedures specified in this Article 20, which shall constitute the sole and exclusive procedures for the resolution of disputes.

     (b) Each Party agrees to use their respective commercially reasonable efforts to settle promptly any disputes or claims arising out of or relating to the agreement resulting from the acceptance of this Offer, through negotiations conducted in good faith between Persons holding a senior management position in each Party having authority to reach such a settlement. All negotiations pursuant to this Article 20 shall be confidential and shall be treated as compromise and settlement negotiations and shall not be admissible for any purposes in any subsequent arbitration or any other proceeding (if any).

     (c) Any dispute arising out of or relating to the agreement resulting from the acceptance of this Offer which has not been resolved by negotiations as provided in clause 20(b) within fifteen (15) days from the date that such negotiations shall have been first requested by any Party shall be settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). All proceedings shall be subject to the Federal Arbitration Act and the New York Convention. Any dispute submitted to arbitration pursuant to the provisions of this clause 20(c) shall be settled by a single arbitrator selected under the rules of the AAA (the "ARBITRATOR") from its panel of arbitrators for large, complex commercial disputes, and the cost and expense of such Arbitrator shall be shared equally among the participants in the arbitration. In no case shall there be any ex parte communications between any Party and the Arbitrator regarding any dispute among the Parties. If any Party refuses to participate in good faith in negotiations as provided in clause 20(b), then any applicable Party may initiate arbitration at any time after such refusal without waiting for the expiration of the fifteen (15) day period. Except as provided in clause 20(d), relating to provisional remedies, the Arbitrator shall decide all aspects of any dispute brought to it, including whether a particular dispute is or is not arbitrable, attorney disqualification and the timeliness of the making of any claim. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the Parties, including the production of requested documents, the exchange of testimony of proposed witnesses, and the examination by deposition of Parties. The Arbitrator shall not have the authority to make any ruling, finding or award that does not conform to the terms and conditions of this Offer.

     (d) Except as otherwise specifically provided herein, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Texas state court or federal court sitting in Harris County, Texas and any appellate court from any thereof, in any action or proceeding arising out of or relating to or in connection with the agreement resulting from the acceptance of this Offer, and in which provisional, interim or conservatory measures are sought pending resolution of any arbitration proceeding pursuant to this Article 20 or in which an order to compel arbitration in accordance with the agreement resulting from the acceptance of this Offer or to vacate an arbitral award on such grounds as permitted by the Federal Arbitration Act or the New York Convention, as applicable, is sought. Notwithstanding the foregoing, any Party may proceed to any Texas state court or federal court sitting in Harris County, Texas, or to the Arbitrator to obtain provisional relief if such action is necessary to avoid irreparable harm or to preserve the status quo pending the resolution of the dispute in accordance with the provisions of this Article 20.

     (e) The site of any arbitration brought pursuant to the agreement resulting from the acceptance of this Offer shall be Houston, Texas and the language in which the arbitration shall be conducted, including all writings relating thereto (including the award of the Arbitrator), shall be English. All discovery activities shall be completed within thirty (30) days after the initial meeting of the Arbitrator. The award of the Arbitrator shall (i) be final and binding upon the Parties, (ii) be issued within sixty (60) days after the initial meeting with the Arbitrator (and if not reasonably practicable within such time period, then within such additional time as the Arbitrator determines but in any event no longer than six (6) months after the initial meeting), (iii) be in writing, and (iv) set forth the factual and legal basis for such award. The Arbitrator may not award attorneys' fees and cost of the arbitration to the prevailing Party. Each Party shall bear their own attorneys' fees. Except as otherwise provided herein, the costs of the arbitration shall be shared equally among the participants in the arbitration. The arbitral award shall be made and payable in dollars of the United States of America free of any tax withholding or other deduction. Judgment on the award rendered by the Arbitrator may be entered and enforced in any court having jurisdiction thereof in accordance with the New York Convention and any other applicable convention or treaty.

     (f) Only damages allowed pursuant to the agreement resulting from the acceptance of this Offer may be awarded and no Arbitrator shall have the authority to award loss of profits, loss of revenue or any incidental, special or consequential loss or damage of any nature arising at any time or from any cause whatsoever, or punitive or exemplary damages.

     (g) Each of the Parties consents to the submission of any dispute for settlement by final and binding arbitration in accordance with the provisions of clause 20(b), and hereby waives the right to proceed to court or any other forum that may apply to it by reason of its present or future domicile, or for any other reason. Furthermore, each of the Purchaser and the Vendor hereby irrevocably waives its right to raise any objection or defense that such Party is not personally subject to the jurisdiction of the arbitration tribunal or the relevant court where the enforcement of the award is sought (as the case may be), that the venue of any such suit, action or proceeding for enforcement is improper or inconvenient, that such suit, action or proceeding for enforcement is brought in an inconvenient forum, or that the agreement resulting from the acceptance of this Offer or the subject matter hereof may not be enforced in or by the arbitration tribunal. Such consent shall satisfy the requirements for:

          (i)  A written arbitration agreement among the Parties, pursuant to
               Article I of the Inter-American Convention on International Commercial Arbitration (Convencion Interamericana sobre Arbitraje Comercial Internacional), promulgated in Panama on January 30, 1975; and

          (ii) An "agreement in writing" pursuant to Article II of the New York Convention.

     (h) Each Party irrevocably consents to service of process by overnight courier service, by mail or by telecopy to its offices at the address specified for such Party in Article 23.

     (i) The Parties hereby agree to continue to perform their obligations hereunder while any dispute is pending.

     (j) Each of the Parties hereby undertakes without delay to implement, perform or comply with the provisions of any arbitral award or decision. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then the Parties hereby agree that all such proceedings shall be consolidated into a single arbitral proceeding before a single Arbitrator.

21.  ENUREMENT; NO THIRD PARTY RIGHTS

     The agreement resulting from the acceptance of this Offer shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to herein will be construed to give any Person other than the Parties to the agreement resulting form the acceptance of this Offer and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to the agreement resulting form the acceptance of this Offer or any provision hereof.

22.  TIME

     Time shall be of the essence of the agreement resulting from the acceptance of this Offer.

23.  NOTICES

     Whether or not so stipulated, all notices required or permitted pursuant to the agreement resulting from the acceptance of this Offer shall be in writing. The address for notice of each of the Parties hereto shall be as follows:

     VENDOR:    Parker Drilling Company International Limited
                c/o Parker Drilling Company
                1401 Enclave Parkway, Suite 600
                Houston, Texas 77077
                Attention: Robert L. Parker, Jr. and David Mannon
                Telecopy No.: (281) 406-1020

     PURCHASER: Saxon Services de Panama S.A.
                Sucursal Colombia
                c/o Posse, Herrera & Ruiz Abogados
                Carrera 7 No. 71-52 Torre A Piso 5
                Bogota, Colombia
                Attention: Claudia Caballero
                Telecopy No.: +571 3257313

     Either of the Parties hereto may from time to time change its address for service herein by giving written notice to the other Party hereto. Any notice may be served by:

     (a) personal service by leaving it with the Party or at the offices of the Party at that Party's address hereinbefore given;

     (b) by mailing the same by prepaid post in a properly addressed envelope addressed to the Party hereto at its address for service herein;

     (c) by telecopier (or by any other like method by which a written and recorded message may be sent) directed to the Party to whom they are to be delivered at that Party's address, telecopy or telex number hereinbefore given.

     Any notice given by personal service or telecopy shall be deemed to be given on the date of such service and any notice given by mail shall be deemed to be given to and received by the addressee on the third day (except Saturdays, Sundays, statutory holidays and days upon which postal service in Canada or the United States is interrupted) after the mailing thereof.

24.  PRIOR AGREEMENTS AND AMENDMENTS

     This Offer, together with the Purchase Order and the other Schedules hereto, the Confidentiality Agreement and the other documents delivered pursuant hereto, constitutes the entire agreement of the Parties in respect of its subject matter and shall supersede and replace any and all prior agreements (written or oral) between the Parties hereto relating to the subject matter set forth herein and may be amended only by written instrument signed by all Parties hereto.

25.  ONE AGREEMENT

     This Offer may be executed in one copy by the Vendor and delivered to the Purchaser and together with the Purchase Order and the other Schedules shall constitute one agreement.

26.  INVALIDITY OF A PARTICULAR PROVISION

     The invalidity of any particular provision of this Offer shall not affect any other provision hereto, but the agreement resulting from the acceptance of this Offer shall be construed as if such invalid provision were omitted.

27.  ASSIGNMENT

     The Vendor or the Purchaser may not assign the agreement resulting from the acceptance of this Offer or any part thereof without the prior written consent of the other.

28.  FEES AND EXPENSES

     Whether or not the transactions contemplated by the agreement resulting from the acceptance of this Offer are consummated, and except as otherwise expressly set forth in this Offer, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Offer and the transactions contemplated by this Offer shall be paid by the Party incurring such expenses. The Vendor, on the one hand, and the Purchaser, on the other hand, shall indemnify and hold harmless the other Party from and against any and all claims or liabilities for broker's, agent's or finders' fees incurred by reason of any action taken by such Party or otherwise arising out of the transactions contemplated by this Offer by any Person claiming to have been engaged by such Party.

29.  SPECIFIC PERFORMANCE

     The Parties agree that if any of the provisions of the agreement resulting from the acceptance of this Offer were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms of the agreement resulting from the acceptance of this Offer and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

30.  PUBLIC ANNOUNCEMENTS

     Prior to the Closing, except as set forth herein or otherwise agreed to by the Parties, the Parties shall not issue any report, statement or press release or otherwise make any public disclosures or statements with respect to the agreement resulting from the acceptance of this Offer and the transactions contemplated hereby, except as may be required by law or required as a result of the corporate parent of either Party being a publicly-held or exchange-listed company, and prior to making any such public disclosure or statement the disclosing Party shall furnish to the other Party a copy of such public disclosure or statement and afford such other Party a reasonable opportunity to review and comment on the same.

31.  NO WAIVER; CUMMULATIVE REMEDIES

     The rights and remedies of the Parties provided in this Offer are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under the agreement resulting from the acceptance of this Offer will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law and except as otherwise provided in this Offer, (a) no claim or right arising out of the agreement resulting from the acceptance of this Offer or any of the documents referred to in this Offer can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Offer or the documents referred to in this Offer.

                                        PARKER DRILLING COMPANY INTERNATIONAL
                                        LIMITED, COLOMBIA BRANCH


                                        By: /s/ DAVID W. TUCKER
                                            ------------------------------------
                                        Name: David W. Tucker
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------

                                 PURCHASE ORDER

                                   May 6, 2005

Messrs.
Parker Drilling Company International Limited Company, Colombian Branch
Attention: Robert L. Parker, Jr.
Legal Representative

     REFERENCE: Purchase Order for the Purchase and Sale of Assets

Dear Sirs,

     I hereby refer to your Irrevocable Commercial Offer for the Purchase and Sale of Assets dated May 6, 2005 (the"Offer") in response to which and in my capacity as Legal Representative of Saxon Services de Panama S.A. Sucursal Colombia, I hereby present a Purchase Order for the Assets described in the Offer, in accordance with the terms and conditions contained therein.

     The Purchase Price to be paid by Saxon Services de Panama S.A. Sucursal Colombia, for the Assets shall be paid as indicated in the Offer.

     Sincerely,

Saxon Servicies de Panama S.A. Sucursal Colombia

By:


/s/ Walter Dawson
-------------------------------------
Walter Dawson
Legal Representative

         With the exception of Schedule K -- Purchase Order, the following schedules to the Irrevocable Commercial Offer for the Purchase and Sale of Assets dated as of May 6, 2005, by and between Parker Drilling Company International Limited, Colombian Branch and Saxon Services de Panama S.A.-Colombia Branch have been omitted, and the Registrant agrees to furnish supplementally a copy of any such omitted schedules to the Securities and Exchange commission upon its request:

         Schedules

         Schedule A -- Drilling Rigs
         Schedule B -- Other Assets
         Schedule C -- Office/Communications Equipment
         Schedule D -- Leased Motor Vehicles
         Schedule E -- Drilling Contracts
         Schedule F -- Employees
         Schedule G -- Credit Enhancements
         Schedule H -- Consents
         Schedule I -- Encumbrances
         Schedule J -- Employment Matters